Exhibit 99.1

DREAMWORKS ANIMATION REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS
________________________________________________________________________

Glendale, California - May 2, 2012 - DreamWorks Animation SKG, Inc. (NASDAQ: DWA) today announced financial results for its first quarter ended March 31, 2012. For the quarter, the Company reported total revenue of $136.1 million and net income of $9.1 million, or $0.11 per share on a fully diluted basis.
“DreamWorks Animation's first quarter of 2012 was driven primarily by Puss In Boots' continued success at the international box office and the solid performance from its home video release to date,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “We look forward to releasing the third chapter of our blockbuster Madagascar franchise in theaters on June 8th.”
Puss In Boots, which has grossed approximately $554 million in worldwide box office to date, contributed $73.6 million of revenue to the quarter, driven primarily by home entertainment and international box office. The film reached an estimated 3.8 million home entertainment units sold worldwide through the end of the first quarter, net of actual and estimated future returns.
Kung Fu Panda 2, the Company's summer 2011 release, contributed $14.1 million of revenue to the quarter, driven primarily by home entertainment. The film reached an estimated 5.5 million home entertainment units sold worldwide through the end of the first quarter, net of actual and estimated future returns.

Megamind, the Company's fall 2010 release, contributed $5.0 million of revenue to the quarter, driven primarily by international pay television and worldwide home entertainment. The film reached an estimated 5.3 million home entertainment units sold worldwide through the end of the first quarter, net of actual and estimated future returns.

Shrek Forever After, the Company's summer 2010 release, contributed $2.5 million of revenue to the quarter, driven primarily by home entertainment. The film reached an estimated 10.0 million home entertainment units sold worldwide through the end of the quarter, net of actual and estimated future returns.

Library, which now includes How to Train Your Dragon, contributed approximately $27.4 million of revenue to the quarter. Titles are added to the Company's Library during the quarter of the second anniversary of the domestic theatrical release. All other items, including non-feature film businesses, contributed $13.5 million of revenue to the quarter, of which Shrek The Musical was the single largest contributor.

Costs of revenue for the quarter equaled $96.5 million. Selling, general and administrative expenses totaled $27.5 million, including approximately $4.9 million of stock-based compensation expense.

The Company's income tax expense for the first quarter was $5.1 million. The Company's combined effective tax rate - the actual tax rate coupled with the effect of the Company's tax sharing agreement with a former stockholder - was approximately 35.5% for the first quarter.

The Company's second quarter and full year results are expected to be driven by Madagascar 3: Europe's Most Wanted, which is scheduled to be released on June 8, 2012. Television revenue for Kung Fu Panda 2 and home entertainment revenue for Puss In Boots are also expected to contribute to the Company's second quarter results.

Items related to the earnings press release for the first quarter of 2012 will be discussed in more detail on the Company's earnings conference call later today.

Conference Call Information
DreamWorks Animation will host a conference call and webcast to discuss the results on Wednesday, May 2, 2012, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1059 in the U.S. and (612) 234-9959 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Wednesday, May 2, 2012. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 244157 as the conference ID number. Both the earnings release and archived webcast will be available on the Company's website at www.dreamworksanimation.com.

About DreamWorks Animation
DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series, live entertainment properties and online virtual worlds, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for four consecutive years. In 2012, DreamWorks Animation ranks #14 on the list. All of DreamWorks Animation's feature films are now being produced in 3D. The Company has theatrically released a total of 23 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon.

Contact:
DreamWorks Animation Investor Relations
(818) 695-3900
ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications
(818) 695-3658
shannon.olivas@dreamworks.com

dwa-e

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2012	December 31, 2011
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$89,438	$116,093
Trade accounts receivable, net of allowance for doubtful accounts	61,753	72,456
Income taxes receivable	3,348	3,960
Receivable from Paramount, net of allowance for doubtful accounts	227,218	214,647
Film and other inventory costs, net	928,679	882,646
Prepaid expenses	33,179	20,842
Other assets	12,821	13,023
Property, plant and equipment, net of accumulated depreciation and amortization	179,757	172,511
Deferred taxes, net	243,558	248,519
Goodwill	34,216	34,216
Total assets	$1,813,967	$1,778,913
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$4,519	$3,283
Accrued liabilities	100,052	105,505
Payable to former stockholder	280,088	294,397
Deferred revenue and other advances	53,738	19,032
Total liabilities	438,397	422,217
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 98,360,633 and 98,333,454 shares issued, as of March 31, 2012 and December 31, 2011, respectively	983	983
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 10,838,731 and 10,838,731 shares issued and outstanding, as of March 31, 2012 and December 31, 2011, respectively	108	108
Additional paid-in capital	1,032,959	1,023,405
Accumulated other comprehensive loss	(540)	(1,041)
Retained earnings	1,062,810	1,053,736
Less: Class A Treasury common stock, at cost, 25,153,437 and 25,139,548 shares, as of March 31, 2012 and December 31, 2011, respectively	(720,750)	(720,495)
Total stockholders’ equity	1,375,570	1,356,696
Total liabilities and stockholders’ equity	$1,813,967	$1,778,913

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
	(in thousands, except per share amounts)
Revenues	$136,084	$108,037
Costs of revenues	96,500	72,027
Gross profit	39,584	36,010
Product development	1,134	168
Selling, general and administrative expenses	27,465	30,129
Operating income	10,985	5,713
Interest income, net	568	216
Other income, net	2,516	2,000
Decrease in income tax benefit payable to former stockholder	109	4,589
Income before income taxes	14,178	12,518
Provision for income taxes	5,104	3,724
Net income	$9,074	$8,794
Basic net income per share	$0.11	$0.10
Diluted net income per share	$0.11	$0.10
Shares used in computing net income per share
Basic	83,953	84,138
Diluted	84,842	85,157

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
	(in thousands)
Operating activities
Net income	$9,074	$8,794
Adjustments to reconcile net income to net cash used in operating activities:
Amortization and write-off of film and other inventory costs	81,593	54,911
Stock-based compensation expense	5,136	7,021
Depreciation and amortization	927	726
Revenue earned against deferred revenue and other advances	(2,320)	(3,128)
Deferred taxes, net	4,961	8,102
Changes in operating assets and liabilities:
Trade accounts receivable	5,574	11,802
Receivable from Paramount	(12,572)	6,523
Film and other inventory costs	(116,711)	(111,810)
Prepaid expenses and other assets	(12,357)	(8,489)
Accounts payable and accrued liabilities	(6,258)	(39,934)
Payable to former stockholder	(14,309)	(32,490)
Income taxes payable/receivable, net	502	(4,136)
Deferred revenue and other advances	42,110	57,941
Net cash used in operating activities	(14,650)	(44,167)
Investing activities
Purchases of property, plant and equipment	(11,823)	(8,075)
Net cash used in investing activities	(11,823)	(8,075)
Financing activities
Purchase of treasury stock	(255)	(25,444)
Net cash used in financing activities	(255)	(25,444)
Effect of exchange rate changes on cash and cash equivalents	73	(25)
Decrease in cash and cash equivalents	(26,655)	(77,711)
Cash and cash equivalents at beginning of period	116,093	163,819
Cash and cash equivalents at end of period	$89,438	$86,108
Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net of amounts refunded	$180	$455
Cash paid during the period for interest, net of amounts capitalized	$278	$120